Exhibit 3.1

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA KANGHUI HOLDINGS

(Adopted by way of Special Resolution passed on April 21, 2009 and took effect on April 22, 2009)

1.	The name of the Company is China Kanghui Holdings.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The authorized capital of the Company is US$1,000,000, divided into the following classes and series of shares:

(a) 95,894,030 shares in one series of US$0.01 par value, designated as the Company’s Common Shares;

(b) 4,105,970 preferred shares of US$0.01 par value, 1,317,316 of which designated as the Company’s voting Series A convertible redeemable participating preferred shares, 2,606,161 of which designated as the Company’s voting Series B convertible redeemable participating preferred shares, and 182,493 of which designated as the Company’s voting Series B-1 convertible redeemable participating preferred shares;

each with power for the Company to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association.

9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CHINA KANGHUI HOLDINGS

(Adopted by way of Special Resolution passed on April 21, 2009 and took effect on April 22, 2009)

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Alternate Director	an alternate director appointed in accordance with these Articles;

Annex	Annex A to these Articles

Articles	these Articles of Association as altered from time to time;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Common Shares	the Company’s common shares, par value of US$0.01 per share;

Company	the company for which these Articles are approved and confirmed;

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

IDG Entities	IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., and IDG-Accel China Investors L.P., collectively;

Law	The Companies Law of the Cayman Islands and every modification, reenactment or revision thereof for the time being in force;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

month	calendar month;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote;

paid-up	paid-up or credited as paid-up;

Preferred Shares	Series A Shares and Series B Preferred Shares;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of Members referred to in these Articles;

Registered Office	the registered office for the time being of the Company;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Shares	the Company’s voting Series A convertible redeemable participating preferred shares, par value of US$0.01 per share;

Series B Preferred Shares	Series B Shares and Series B-1 Shares;

Series B Shares	the Company’s voting Series B convertible redeemable participating preferred shares, par value of US$0.01 per share;

Series B-1 Shares	the Company’s voting Series B-1 convertible redeemable participating preferred shares, par value of US$0.01 per share, which shall rank pari passu with Series B Shares unless otherwise provided herein or in the Annex;

share	includes a fraction of a share;

SIG	SIG China Investments One, Ltd.;

special resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two-thirds of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote;

TDF Entities	TDF Capital China II, LP, and TDF Capital Advisors, LP, collectively;

written resolution	a resolution passed in accordance with Article 35 or 60; and

year	calendar year.

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

1.5	In addition to such rights and powers as are otherwise provided in these Articles, the Preferred Shares shall have such rights and powers as are specified in the Annex. The Annex constitutes an integral part of these Articles, and the terms therein are incorporated in these Articles by reference. To the extent that there is any inconsistency between the main body of these Articles and the provisions in the Annex, the provisions in the Annex shall prevail.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Articles and to any resolution of the Members to the contrary, and subject to the rights and powers of the Preferred Shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by resolution of the Members prescribe, provided that no share shall be issued at a discount except in accordance with the Law.

3.	Redemption and Purchase of Shares

3.1	Subject to the Law, and subject to the rights and powers of the Preferred Shares, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

3.2	The Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law, and subject to the rights and powers of the Preferred Shares.

3.3	The redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

3.4	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

3.5	In the case of shares redeemable at the option of a Member a redemption notice from a Member may not be revoked without the agreement of the Directors.

3.6	At the time or in the circumstances specified for redemption the redeemed shares shall be canceled and shall cease to confer on the relevant Member any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable so soon as it can with due despatch be calculated, but subject to surrender of the relevant share certificate for cancellation (and reissue in respect of any balance).

3.7	The redemption price may be paid in any manner authorised by these Articles for the payment of dividends.

3.8	A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.9	The Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

3.10	Subject as aforesaid, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected.

3.11	No share may be redeemed unless it is fully paid-up.

3.12	The Board may exercise all the powers of the Company to purchase all or any part of its own shares in accordance with the Law, and subject to the rights and powers of the Preferred Shares. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the shares are purchased.

4.	Rights Attaching to Shares

Without limiting the generality of Article 2.1, the Memorandum of Association and any resolution of the Members to the contrary, and subject to the rights and powers of the Preferred Shares, the holders of shares of the Company shall, subject to the other provisions of these Articles:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

— (the “Company”)

You have failed to pay the call of [amount of call] made on the [    ] day of [    ], 200[    ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [    ] day of [    ], 200[    ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [    ] day of [    ], 200[    ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [    ] day of [    ], 200[    ]

[Signature of Secretary] By Order of the Board

7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3	A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.

9.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.	Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:-

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

11.	Registered Holder Absolute Owner

11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

— (the “Company”)

FOR VALUE RECEIVED……………….[amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.

DATED this [    ] day of [    ], 200[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

— (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [    ] day of [    ], 200[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital

14.1	Subject to the Law, and subject to the rights and powers of the Preferred Shares, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

14.2	Subject to the Law, and subject to the rights and powers of the Preferred Shares, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

14.3	For the avoidance of doubt it is declared that paragraph 14.2(a) and (b) above do not apply if at any time the shares of the Company have no par value.

14.4	Subject to the Law, and subject to the rights and powers of the Preferred Shares, the Company may from time to time by special resolution reduce its share capital in any way or alter any conditions of its Memorandum of Association relating to share capital.

15.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

16.	Dividends

16.1	The Board may, subject to these Articles and any direction of the Company in general meeting, and subject to the rights and powers of the Preferred Shares, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

16.2	Subject to the rights and powers of the Preferred Shares, dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

16.3	With the sanction of an ordinary resolution of the Company, and subject to the rights and powers of the Preferred Shares, the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generally, the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some Members in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

16.4	Subject to the rights and powers of the Preferred Shares, the Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.5	Subject to the rights and powers of the Preferred Shares, the Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.6	Subject to the rights and powers of the Preferred Shares, the Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

17.	Power to Set Aside Profits

17.1	The Board may, subject to the rights and powers of the Preferred Shares, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, subject to the rights and powers of the Preferred Shares, without placing the same to reserve, carry forward any profit which they decide not to distribute.

17.2	Subject to any direction from the Company in general meeting, and subject to the rights and powers of the Preferred Shares, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

18.	Method of Payment

18.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

19.	Capitalisation

19.1	Subject to the rights and powers of the Preferred Shares, the Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

19.2	Subject to the rights and powers of the Preferred Shares, the Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

20.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.

21.	Extraordinary General Meetings

21.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

22.	Requisitioned General Meetings

22.1	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

22.2	If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

23.	Notice

23.1	At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

23.2	At least five days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

23.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice

24.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

25.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

26.	Participating in Meetings by Telephone

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.	Quorum at General Meetings

27.1	At any general meeting of the Company two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, which voting shares shall include such number of Series A Shares representing at least 50% in voting power of the then issued and outstanding Series A Shares, and such number of Series B Preferred Shares representing at least 50% in voting power of the then issued and outstanding Series B Preferred Shares.

27.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

28.	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions

29.1	Subject to the provisions of the Law and these Articles, and subject to the rights and powers of the Preferred Shares, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

29.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

29.4	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

30.	Power to Demand a Vote on a Poll

30.1	Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Member.

30.2	Where a poll is demanded, subject to the rights and powers of the Preferred Shares and any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

30.4	Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

31.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.	Instrument of Proxy

32.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

— (the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members held on the [    ] day of [    ], 200[    ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [    ] day of [    ], 200[    ]

Member(s)

32.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

32.3	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

32.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

33.	Representation of Corporate Member

33.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

34.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of a majority in number of those present at any general meeting at which a quorum is present, and shall if so directed, adjourn the meeting. Unless the meeting is adjourned for more than 60 days fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with the provisions of these Articles.

35.	Written Resolutions

35.1	Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

35.2	A resolution in writing may be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

35.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

35.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

35.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

36.	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

37.	Number of Directors

The Board shall consist of up to seven (7) directors, excluding Alternate Directors.

38.	Election of Directors

For so long as any IDG Entity holds any Series A Share, the IDG Entities shall be entitled to nominate and appoint a Director from time to time to occupy one (1) seat of the Board (the “IDG Director”), to remove such Director occupying such position and to fill any vacancy caused by the resignation, death or removal of such Director occupying such position. For so long as any TDF Entity holds any Series A Share, the TDF Entities shall be entitled to nominate and appoint a Director from time to time to occupy one (1) seat of the Board (together with the IDG Director, collectively, the “Series A Directors”, each a “Series A Director”), to remove such Director occupying such position and to fill any vacancy caused by the resignation, death or removal of such Director occupying such position. For so long as any Series B Preferred Share remains outstanding, SIG (or its successor or permitted assign) shall be entitled to nominate and appoint a Director from time to time to occupy one (1) seat of the Board (the “Series B Director”), to remove such Director occupying such position and to fill any vacancy caused by the resignation, death or removal of such Director occupying such position. The holders of a majority in voting power of the Common Shares, voting as a class and to the exclusion of any other series or class of shares, shall be entitled to elect Directors from time to time to occupy four (4) seats of the Board (the “Common Directors”), to remove any Directors occupying such positions and to fill any vacancy caused by the resignation, death or removal of Directors occupying such positions. Each of the holders of the Series B Preferred Shares (other than SIG) shall be entitled to respectively appoint and remove one (1) observer (the “Observer”) to attend all meetings of the Board and all committees thereof (whether in person, telephonic or otherwise) in a non-voting observer capacity, and each Observer shall be entitled to receive copies of all information and materials provided to the voting Directors at the same time and in the same manner.

39.	Term of Office of Directors

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

40.	Alternate Directors

40.1	A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

40.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

40.3	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

40.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

40.5	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

40.6	If so authorised by an express provision in his notice of appointment, an Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

40.7	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

40.8	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

41.	Removal of Directors

A Director may be removed from office pursuant to these Articles.

42.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice in writing to the Company.

43.	Remuneration of Directors and Observers

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Directors as they may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally, provided that such expenses shall be subject to the Company’s prior approval on any material portion. The Observers may be reimbursed by the Company all travel, hotel and other expenses properly incurred by them in fulfilling their duties in connection with the matters that the Company entrusts to such Observers, subject to the prior written agreement of the reimbursement terms and conditions between the Company and such Observers.

44.	Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

45.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

46.	Powers of the Board of Directors

Without limiting the generality of Article 45, and subject to the rights and powers of the Preferred Shares, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s person seal with the same effect as the affixation of the seal of the Company;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

47.	Register of Directors and Officers

47.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address.

47.2	The Board shall, within the period of thirty days from the occurrence of:-

(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

48.	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

49.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

50.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

51.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

52.	Conflicts of Interest

52.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

52.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

52.3	Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

53.	Indemnification and Exculpation of Directors and Officers

53.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

53.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail. The Board shall meet at least once a quarter, unless otherwise resolved by the Board.

55.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

56.	Participation in Meetings by Telephone

Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be five (5) Directors, which shall include one (1) Series A Director and the Series B Director.

58.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

59.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

60.	Written Resolutions

60.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors.

60.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

60.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

60.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

60.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign (or Alternate Director to sign if so authorised under Article 40.6), and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

61.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

62.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

63.	Register of Mortgages and Charges

63.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

63.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

64.	Form and Use of Seal

64.1	The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

64.2	Notwithstanding the foregoing, the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

64.3	The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

ACCOUNTS

65.	Books of Account

65.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:-

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

65.2	Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

65.3	No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

66.	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

67.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

68.	Appointment of Auditors

68.1	The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

68.2	Whenever there are no Auditors appointed as aforesaid the Directors may appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting.

68.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

69.	Remuneration of Auditors

Unless fixed by the Company in general meeting the remuneration of the Auditor shall be as determined by the Directors.

70.	Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

71.	Access to Records

71.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

71.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

72.	Winding-Up

72.1	The Company may be voluntarily wound-up by a special resolution of the Members.

72.2	If the Company shall be wound up the liquidator may, with the sanction of a special resolution, subject to rights and powers of the Preferred Shares, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, subject to rights and powers of the Preferred Shares, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

73.	Changes to Articles

Subject to the Law and to the conditions contained in its memorandum, and subject to rights and powers of the Preferred Shares, the Company may, by special resolution, alter or add to its Articles.

74.	Changes to the Memorandum of Association

Subject to the Law, and subject to rights and powers of the Preferred Shares, the Company may from time to time by special resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

75.	Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

Annex A - Designation of Preferred Shares

This Annex constitutes an integral part of the Amended and Restated Articles of Association, adopted on April 21, 2009 (the “Articles of Association”), of China Kanghui Holdings (the “Company”), and the terms herein are incorporated in the Articles of Association by reference. To the extent not otherwise set forth in the Articles of Association or the Company’s Amended and Restated Memorandum of Association, adopted on April 21, 2009 (the “Memorandum of Association,” together with the Articles of Association, the “Memorandum and Articles of Association”), the designations, powers, preferences, qualifications, limitations and restrictions of the Preferred Shares (as defined below) shall be as provided in this Annex.

1. Interpretation. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Memorandum and Articles of Association. For purpose of this Annex, the following terms shall have the following meanings:

“Additional Common Shares” means all Common Shares from time to time issued by the Company, provided that the term “Additional Common Shares” does not include (i) Common Shares issued upon conversion of Preferred Shares, (ii) Common Shares issued in connection with any shares splits, share combinations, share dividends or re-capitalization of the Company, (iii) Common Shares issued in a Qualified IPO; (iv) Common Shares issued as Employee Compensation Shares; or (v) as may otherwise be consented to in writing by Members representing a majority in voting power of the Series A Shares and at least forty-eight (48%) in voting power of the Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares) (voting as a separate class).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this Annex, “control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Common Shares Equivalents” means warrants, options and rights exercisable for Common Shares and instruments convertible or exchangeable for Common Shares.

“Company Group” means the Company, Changzhou Kanghui Medical Innovation Co., Ltd., Beijing Libeier Biology Engineering Research Institute Co., Ltd. and their respective Subsidiaries from time to time.

“Effective Conversion Price” means, with respect to any Common Share Equivalent at any given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Common Share Equivalent and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Common Share Equivalent over (ii) the number of Common Shares issuable upon the exercise, conversion or exchange of the Common Share Equivalent.

“Employee Compensation Share” means any Common Share issued to employees, consultants or directors of the Company either in connection with any restricted stock plan having been or to be approved by the Board or on exercise of the ESOP (as defined in Article 14.3 below), so long as the aggregate number of such Common Shares issued and, in the case of outstanding employee stock option plan, issuable does not exceed 1,743,072 Common Shares.

“Equity Securities” means any Common Shares or Common Shares Equivalents or other securities of the Company.

“Fair Market Value” with respect to the Common Shares means: (i) if such Common Shares are traded on a stock exchange on the date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite transactions report for such date; (ii) if (i) is not applicable and if such Common Shares are traded over-the-counter on the date in question and are classified as a national market issue, then the Fair Market Value will be equal to the last transaction price quoted by the applicable system for such date; (iii) if neither (i) nor (ii) are applicable and if such Common Shares are traded over-the-counter on the date in question but are not classified as a national market issue, then the Fair Market Value will be equal to the mean between the last reported representative bid and asked prices quoted by the applicable system for such date; and (iv) if none of the foregoing provisions (i)-(iii) are applicable, then the Fair Market Value will be as reasonably determined by a majority of the Board, which majority shall include at least one (1) Series A Director and the Series B Director.

“Founders” means the parties set forth in Schedule A to this Annex, each, a “Founder”.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“IPO” means the first firm-commitment underwritten initial public offering of the Common Shares of the Company on the New York Stock Exchange, the Nasdaq Stock Market’s National Market System, the Main Board of the Hong Kong Stock Exchange or any other exchange of the recognized international reputation and standing duly approved by the Company’s Board.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“New Securities” means, subject to the terms hereof, any newly issued Equity Securities of the Company, except for (i) up to 1,743,072 Common Shares issued to employees, consultants, officers or directors of the Company pursuant to any share option, share purchase or share bonus plan, agreement or arrangement approved by the Board (including the ESOP); (ii) securities issued upon conversion of the Preferred Shares or exercise of any outstanding warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business entity; (iv) securities issued in a Qualified IPO; or (v) securities issued in connection with any division of shares, dividend of shares or recapitalization of the Company.

“Permitted Transferee” means a transferee of Common Shares through (i) a transfer by will or under the Laws of descent and distribution; or (ii) a transfer by a Founder of the Common Shares to any spouse or member of such Founder’s immediate family, or to a custodian, trustee, executor, or other fiduciary for the account of such Founder’s spouse or members of such Founder’s immediate family, or to a trust for such Founder’s own self, or a charitable remainder trust.

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Preferred Shareholders” means the Series A Shareholders and the Series B Preferred Shareholders.

“Qualified IPO” means an IPO that values the Company at no less than US$350 million immediately prior to the IPO and that results in aggregate proceeds to the Company of US$70 million, net of Selling Expenses.

“Selling Expenses” means, with respect to the issue or sale of any securities, any expenses payable directly or indirectly by the Company and any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale.

“Series A Original Issue Price” means US$3.7956, as adjusted for any share dividends, combinations, splits, recapitalizations and the like.

“Series A Shareholders” means the holders of Series A Shares.

“Series B Original Issue Date” means the date of the first sale and issuance of Series B Shares.

“Series B Original Issue Price” means US$10.5519, as adjusted for any share dividends, combinations, splits, recapitalizations and the like.

“Series B Preferred Shareholders” means the holders of Series B Preferred Shares.

“Series B Share Purchase Agreement” means the Share Purchase Agreement, dated January 3, 2008, by and among the Company, the holders of Series B Shares and other parties thereto.

“Series B Shareholders” means the holders of Series B Shares.

“Series B-1 Original Issue Date” means the date of the first sale and issuance of Series B-1 Shares.

“Series B-1 Original Issue Price” means US$10.9594, as adjusted for any share dividends, combinations, splits, recapitalizations and the like.

“Series B-1 Share Purchase Agreement” means the Share Purchase Agreement, dated April 21, 2009, by and among the Company, the holders of Series B-1 Shares and other parties thereto.

“Series B-1 Shareholders” means the holders of Series B-1 Preferred Shares.

“Subsidiary” means, with respect to any Person, any other Person directly or indirectly controlled by such Person.

“U.S. GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.

2. Dividend Rights. No distribution shall be declared with respect to the Common Shares at any time unless and until a distribution is likewise declared with respect to each outstanding Preferred Share such that the distribution the holder thereof shall be entitled to receive shall be equal to the distribution that such holder would have been entitled to receive if such Preferred Share had been converted into Common Shares immediately prior to the time such declaration is made; and no distribution shall be made with respect to the Common Shares at any time unless and until a distribution is likewise made with respect to each outstanding Preferred Shares such that the distribution made to the holder thereof shall be equal to the distribution that such holder would have received if such Preferred Share had been converted into Common Shares immediately prior to the record date for such distribution, or if no such record date is established, the date such distribution is made.

3. Voting Rights. Each holder of Preferred Shares shall be entitled to such number of votes as equals the whole number of Common Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Except as otherwise provided herein or in the Memorandum and Articles of Association, or as required by law, the holders of Preferred Shares shall vote together with the holders of Common Shares, and not as a separate class or series, on all matters, except for those as provided in Article 4 hereof, put before the Members.

4. Protective Provisions.

4.1 Matters Requiring Shareholder Approval. For so long as any Preferred Share remains outstanding, in addition to any other vote or consent required elsewhere in the Memorandum and Articles of Association, the Company shall not (and shall not permit any member of the Company Group to) take any of the following actions without the affirmative vote of holders holding such number of Series A Shares representing more than two thirds (66.67%) of the then outstanding Series A Shares (voting as a separate class on an as-converted basis) and holders holding such number of Series B Preferred Shares representing at least forty-eight percent (48%) of the then outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares) (voting as a separate class on an as-converted basis), as the case may be and in the context of such matters set forth in this Article 4.1 which are by applicable laws required to be determined by the shareholders of the Company, the approval of the holders of at least two thirds (66.67%) of the then outstanding Series A Shares and the holders of at least forty-eight percent (48%) of the then outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares) shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative votes of the holders of at least two thirds (66.67%) of the then outstanding Series A Shares and the affirmative votes of the holders of at least forty-eight (48%) of the outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares), or by way of written resolution signed by all the holders of the outstanding Preferred Shares:

(A) Amend, alter, waive or repeal any provision in connection with any of the rights, powers, privileges, preferences or restrictions for the Preferred Shares;

(B) Authorize, create or issue any new Equity Securities (including without limitation any new class or series of shares, common or preferred), or reclassify any outstanding shares of the Company;

(C) Amend, alter, waive or repeal any provision of the Memorandum of Association, Articles of Association, or other constitutional or governance documents of any member of the Company Group with prejudice to the rights, powers, privileges, preferences or restrictions for the Preferred Shares;

(D) Repurchase or redemption of any securities of the Company, other than pursuant to (i) the redemption right of the holders of Preferred Shares as provided herein and in the Memorandum and Articles of Association, (ii) the contractual rights to repurchase or redeem Common Shares in accordance with the Series B Preferred Share Restriction Agreement dated April 21, 2009 or (iii) the contractual rights to repurchase or redeem Common Shares from the employees, directors or consultants upon the termination of their employment or services, at the lower of fair market value or cost;

(E) Sell, mortgage, pledge, lease, transfer or otherwise dispose of all or substantially all of the assets of any member of the Company Group;

(F) Engage in any recapitalization, reorganization, split-off, spin-off, or filing for bankruptcy, or any voluntary dissolution, winding-up, or liquidation of any member of the Company Group;

(G) Declare or pay a distribution or dividend with respect to Common Shares (referring to distributions or dividends with respect to the Common Shares declared solely payable or paid solely to holders of Common Shares); and

(H) Increase or decrease the size of the board of directors of any member of the Company Group and appoint the directors of any member of the Company Group.

Notwithstanding the foregoing, the Company shall not (and shall not permit any member of the Company Group to), without complying with the approval requirements in respect of the then outstanding Series B-1 Shares (which shall vote as a separate class for such purpose) set out in Article 15 of the Articles of Association, either directly or by amendment, merger, consolidation or otherwise, discriminatorily jeopardize the rights, powers, privileges or preferences of the Series B-1 Shares.

4.2 Matters Requiring Director Approval. In addition to such other limitations as may be provided in the Memorandum and Articles of Association, the Company shall not (and shall not permit any member of the Company Group to) take any of the following actions without the affirmative vote of at least one (1) Series A Director and the Series B Director:

(A) Make any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(B) Make any loan or advance to any natural person, including without limitation any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of a employee stock or option plan approved by the Board;

(C) Make any guarantee or incur any indebtedness except for trade accounts arising in the ordinary course of business;

(D) Make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any international bank having a net worth in excess of US$100,000,000 or obligations issued or guaranteed by the United States of America or other sovereign government, in each case having a maturity not in excess of two (2) years;

(E) Incur any aggregate indebtedness in excess of US$150,000 that is not already included in the approved budget plan, other than trade credit incurred in the ordinary course of business;

(F) Enter into or be a party to any transaction with any director, officer or employee of any member of the Company Group or any “associate” (as defined in Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended) of any such Person except transactions resulting in payments to or by such member of the Company Group in an amount less than US$100,000 per year, or transactions made in the ordinary course of business, pursuant to reasonable requirements of business of such member of the Company Group and upon fair and reasonable terms;

(G) Appoint, remove or change the compensation of any executive officer or member of senior management, or adopt or amend any employee share option or similar incentive plan;

(H) Change the principal business, engage in any new line of business, or cease to carry on any existing line of business;

(I) Approve annual business plan or annual budget plan, or cause or make material alteration thereto;

(J) Sell, transfer, lease, license, pledge, mortgage or encumber any material assets, business, technology or intellectual property, other than transactions made in the ordinary course of business or according to the approved business plan or budget plan;

(K) Make any capital expenditure or other non-operating expenses in excess of US$100,000 that is not already included in the approved budget plan; and

(L) Contract with or rescind contract with any distributor that represents five percent (5%) or more of the aggregate sales volume of the Company Group.

5. Liquidation Rights

5.1 Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary:

(A) Before any distribution or payment shall be made to the holders of Series A Shares, Common Shares or any other classes of securities, each holder of Series B Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and fifty percent (150%) of the Series B Original Issue Price per Series B Share or the Series B-1 Original Issue Price per Series B-1 Share then held by such holder (as the case may be), plus all dividends declared and unpaid with respect thereto (the “Series B Preference Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full on all Series B Preferred Shares of the Series B Preference Amount, then such assets shall be distributed among the holders of Series B Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(B) After distribution or payment of the Series B Preference Amount pursuant to the preceding paragraph and before any distribution or payment shall be made to the holders of Common Shares or any other classes of securities (other than Series B Preferred Shares), each holder of Series A Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and fifty percent (150%) of the Series A Original Issue Price per Series A Share then held by such holder, plus all dividends declared and unpaid with respect thereto (the “Series A Preference Amount”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full on all Series A Shares of the Series A Preference Amount, then such assets shall be distributed among the holders of Series A Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(C) After distribution or payment of the Series A Preference Amount pursuant to the preceding paragraph, the remaining assets of the Company available for distribution to the members shall be distributed among the holders of all classes of securities of the Company pro rata based on the number of Common Shares, Series A Shares and Series B Preferred Shares (on an as-converted basis) held respectively by each, provided that the holders of Series A Shares shall not be entitled to receive any further distribution or payment of the remaining assets of the Company available for distribution when such holders of Series A Shares have received an amount (inclusive of the Series A Preference Amount) equal to three hundred percent (300%) of the Series A Original Issue Price, in aggregate.

5.2 Liquidation on Sale or Merger. The following events shall be treated as a liquidation event under this Article 5:

(A) any consolidation, amalgamation or merger of the Company with or into any other Person, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, unless there has not been any change in the ultimate control of majority voting power; or

(B) a sale, lease or other disposition of all or substantially all of the assets of the Company.

6. Conversion Rights. The holders of Preferred Shares shall have the following rights described below with respect to the conversion of Preferred Shares into Common Shares. The number of Common Shares to which a holder shall be entitled upon conversion of any Series A Share shall be the quotient of the Series A Original Issue Price divided by the then-effective Series A Conversion Price. The number of Common Shares to which a holder shall be entitled upon conversion of any Series B Share shall be the quotient of the Series B Original Issue Price divided by the then-effective Series B Conversion Price. The number of Common Shares to which a holder shall be entitled upon conversion of any Series B-1 Share shall be the quotient of the Series B-1 Original Issue Price divided by the then-effective Series B-1 Conversion Price. For the avoidance of doubt, the initial conversion ratio for Series A Shares, Series B Shares or Series B-1 Shares (as the case may be) to Common Shares shall be 1:1, subject to adjustment based on adjustments of the Series A Conversion Price, the Series B Conversion Price or the Series B-1 Conversion Price (the “Applicable Conversion Price” and each a “Conversion Price”), as set forth below:

6.1 Optional Conversion.

(A) Subject to and in compliance with the provisions of this Article 6.1, any Preferred Share may, at the option of the holder, be converted at any time into fully-paid and non-assessable Common Shares based on the then-effective Conversion Price; provided that no Preferred Share shall be convertible under this paragraph (A) if both of the following are true: (a) any part of the Conversion Redemption Amount (as defined below) associated with conversion of such Preferred Share requires payment out of the capital of the Company other than from available profits or the proceeds of any fresh issue of shares made for purposes of such payment and (b) following the date on which the conversion is to be effected the Company would be unable to pay its debts as they fall due in the ordinary course of business.

(B) The holder of any Preferred Shares who desires to convert such shares into Common Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Common Shares to which the holder is entitled. No fractional Common Shares shall be issued upon conversion of the Preferred Shares, and the number of Common Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Common Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares on such date.

6.2 Automatic Conversion.

(A) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Share, Series B Share or Series B-1 Share (as the case may be) shall automatically be converted, based on the then-effective Applicable Conversion Price, into Common Shares upon either of (i) the closing of a Qualified IPO, or (ii) in respect of the Series A Shares, the vote or written consent of the holders of more than 50% of the then outstanding Series A Shares (voting together as a single class) or in respect of the Series B Shares, the holders of more than 50% of the then outstanding Series B Shares (voting together as a single class), or in respect of the Series B-1 Shares, the holders of more than 50% of the then outstanding Series B-1 Shares (voting together as a single class), as the case may be.

(B) The Company shall not be obligated to issue certificates for any Common Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Common Shares to which the holder is entitled. No fractional Common Shares shall be issued upon conversion of the Preferred Shares, and the number of Common Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Common Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Common Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Common Shares on the date of such conversion.

6.3 Conversion Mechanism. The conversion hereunder of any Preferred Share (the “Conversion Share”) shall be effected in the following manner:

(A) The Company shall redeem the Conversion Share for aggregate consideration (the “Conversion Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board of Directors, of any other assets which are to be distributed upon such conversion.

(B) Concurrent with the redemption of the Conversion Share, the Company shall apply the Conversion Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(C) Upon application of the Conversion Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

6.4 Conversion Price. The “Series A Conversion Price”, the “Series B Conversion Price” or the “Series B-1 Conversion Price” (as the case may be) shall initially equal the Series A Original Issue Price, the Series B Original Issue Price or the Series B-1 Original Issue Price (as the case may be), and shall be adjusted from time to time as provided below:

(A) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Common Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(B) Adjustment for Common Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) a dividend or other distribution to the holders of Common Shares payable in additional Common Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(C) Adjustment for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Common Shares or Common Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Common Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Common Shares immediately prior to such event, all subject to further adjustment as provided herein.

(D) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Common Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 5.2, then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Common Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(E) Sale of Shares Below the Conversion Price.

(a) Subject to Article 6.4(F)(d) below, if at any time, or from time to time, after the Series B-1 Original Issue Date, the Company shall issue or sell Additional Common Shares (other than as a subdivision or combination of Common Shares provided for in sub-clause (A) above and other than as a dividend or other distribution provided for in sub-clause (B) above) for a consideration per share less than the then existing Conversion Price, then the Conversion Price shall be adjusted, as of the opening of business on the date of such issue or sale, to a price equal to the quotient determined by dividing (a) the aggregate consideration received by the Company for Additional Common Shares by (b) the total number of Additional Common Shares issued or sold.

(b) For the purpose of making any adjustment in a Conversion Price or number of Common Shares issuable upon conversion of the Preferred Shares, as provided above: (x) to the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale; (y) to the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the Board of Directors as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and (z) if Additional Common Shares or Common Share Equivalents exercisable, convertible or exchangeable for Additional Common Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Common Shares or Common Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board of Directors, including at least one (1) Series A Director and the Series B Director, to be allocable to such Additional Common Shares or Common Share Equivalents.

(c) For the purpose of making any adjustment in a Conversion Price provided in this sub-clause (E), if at any time, or from time to time, the Company issues any Common Share Equivalents exercisable, convertible or exchangeable for Additional Common Shares and the Effective Conversion Price of such Common Share Equivalents is less than a Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Common Shares issuable upon the exercise, conversion or exchange of such Common Share Equivalents and to have received in consideration for each Additional Common Share deemed issued an amount equal to the Effective Conversion Price.

(i) In the event of any increase in the number of Common Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Common Share Equivalents where the resulting Effective Conversion Price is less than a Conversion Price at such date, including without limitation a change resulting from the anti-dilution provisions thereof, such Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Common Share Equivalent, such Effective Conversion Price applied.

(ii) If any right to exercise, convert or exchange any Common Share Equivalent shall expire without having been fully exercised, a Conversion Price as adjusted upon the issuance of such Common Share Equivalent shall be readjusted to the Conversion Price which would have applied if such Common Share Equivalents had not been issued.

(iii) For any Common Share Equivalent with respect to which a Conversion Price has been adjusted under this sub-clause (c), no further adjustment of such Conversion Price shall be made solely as a result of the actual issuance of Common Shares upon the actual exercise or conversion of such Common Share Equivalent.

(F) Special Series B-2 Financing Adjustment.

(a) The Company anticipates a round of equity financing following the Series B-1 Original Issue Date through the issuance of the Company’s voting Series B-2 convertible redeemable participating preferred shares, par value US$0.01 per share, (“Series B-2 Shares”) (the “Series B-2 Financing”). The aggregate consideration for the Series B-2 Financing shall not be less than US$5,000,000 or greater than US$10,000,000 (which shall include the US$2,000,000 the Company has the right to require the Series B-1 Shareholders to invest under Article 6.4(F)(b) below), unless otherwise agreed by the Investors. The Series B-2 Financing shall be led by an independent institutional investor (the “Series B-2 Lead Investor”), which shall not be affiliated or associated with any member of the Company Group or its existing or former stockholders, directors or Senior Managers (as defined in the Series B-1 Share Purchase Agreement), however, any affiliate of any existing preferred shareholder which is affiliated on the ground of common control and makes decision independently, shall not be subject to the foregoing restriction and will be treated as an independent investor, The Series B-2 Financing shall be completed within one year following the Series B-1 Original Issue Date (the “Series B-2 Financing Period”). The issue price per Series B-2 Share (the “Series B-2 Issue Price”) shall be reasonably and mutually determined by the Company and the Series B-2 Lead Investor with price and terms determined on an arm-length transaction basis. The investment amount of the Series B-2 Lead Investor in the Series B-2 Financing shall not be less than US$2,000,000. Other than the provisions in connection with or in relation to the Series B-2 Issue Price, the Series B-2 Shares shall be entitled to the rights, powers and privileges applicable to the Series B Preferred Shares.

(b) The Company shall have the right, during the Series B-2 Financing Period, to require the Series B-1 Shareholders to purchase a certain number of Series B-2 Shares in the amount of US$2,000,000 upon the closing of the Series B-2 Financing, at the Series B-2 Issue Price, provided that the Company shall give prior notice in writing to the Series B-1 Shareholders of no less than twenty (20) business days of the closing of the Series B-2 Financing.

(c) Notwithstanding Article 6.4(E)(a) above, in case that the Series B-2 Issue Price is higher than the Series B-1 Original Issue Price and the Series B-1 Shareholders fail to purchase the Series B-2 Shares in accordance with Article 6.4(F)(b) above, the Series B-1 Conversion Price shall be automatically adjusted upward to a price (calculated to the nearest one hundredth of a cent) determined in accordance with the following formula:

ACP = ICP x A / B

For purpose of the foregoing formula, the following definitions shall apply: (1) ACP shall mean the Series B-1 Conversion Price immediately after such adjustment; (2) ICP shall mean the Series B-1 Conversion Price immediately prior to such adjustment; (3) A shall mean the Series B-2 Issue Price; and (4) B shall mean the Series B-1 Original Issue Price.

(d) In case that the Series B-2 Issue Price is lower than the Series B-1 Original Issue Price, (i) if the Investors purchase the Series B-2 Shares in accordance with Article 6.4(F)(b) above, the Series B-1 Conversion Price shall be automatically adjusted downward pursuant to Article 6.4(E)(a) above, or (ii) if the Investors fail to purchase the Series B-2 Shares in accordance with Article 6.4(F)(b) above, the Series B-1 Conversion Price shall not be adjusted notwithstanding the provisions in Article 6.4(E)(a) above.

(G) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 6.4 are not strictly applicable, but the failure to make any adjustment to a Conversion Price would not fairly protect the conversion rights of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 6.4, necessary to preserve, without dilution, the conversion rights of the Preferred Shares. If any holder of the then outstanding Preferred Shares shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an accounting firm of international standing and reputation, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of such Preferred Shares and shall make the adjustments described therein.

(H) Certificate of Adjustment. In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Common Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Common Shares issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Common Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

(I) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Conversion Price or the number or character of any Preferred Shares as set forth herein, the Company shall give notice to the holders of such Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of such Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(J) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

(K) Notices. Any notice required by the provisions of this Article 6.4 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(L) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Common Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Common Shares in a name other than that in which the Preferred Share so converted were registered.

7. No Reissuance of Preferred Shares. No Preferred Share acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

8. Redemption. Except as provided for in this Article 8, the Preferred Shares shall not be redeemable.

8.1 Optional Redemption. At any time after three (3) years from the Series B Original Issue Date (the “Redemption Start Date”) and subject to applicable law, then at the written request to the Company made by the holders of at least a majority of the then outstanding Series A Shares or the holders of at least forty-eight (48%) of the then outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares), in each case in respect of each series acting together as a single class on an as-converted basis, such holders may require that the Company redeem all of the then outstanding relevant Preferred Shares in accordance with terms of this Article 8. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of Series A Shares or Series B Preferred Shares have elected redemption of all of the relevant Preferred Shares pursuant to the provisions of this Article 8.1, shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. For the avoidance of doubt, if the holders of at least a majority of the then outstanding Preferred Shares of a particular series requests such redemption, the holders of the remaining Preferred Shares of such series shall redeem all their outstanding Preferred Shares of such series in accordance with the above notice, and the holders of the Preferred Shares of other series shall have the right, but not obligation, to participate in such redemption in accordance with the above notice. The redemption price for each Preferred Share redeemed pursuant to this Article 8.1 shall be determined pursuant to Article 8.2 (the “Redemption Price”). The closing (the “Redemption Closing”) of the redemption of the Preferred Shares pursuant to this Article 8 will take place on the one-month anniversary of the date of the Redemption Notice at the offices of the Company, or such other date or other place as the holders of a majority of the Series A Shares, the holders of at least forty-eight (48%) of Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares) and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of funds legally available therefor, redeem each Preferred Share by paying in cash therefor the applicable Redemption Price, against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the applicable Redemption Price available to a holder of Preferred Share, all rights of such holder (except the right to receive the applicable Redemption Price) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

8.2 Redemption Price

(A) In connection with the redemption of any Series A Share under Article 8.1, the Company shall pay a Series A Redemption Price equal to the greater of:

(a) an amount equal to:

IP x (1.2)n, where:

IP = the Series A Original Issue Price; and

n = a fraction the numerator of which is the number of calendar days from the date on which such Series A Share was issued up to and including the date on which such Series A Share is redeemed and the denominator of which is 365;

plus all declared but unpaid dividends on such Series A Share through the date of redemption thereof; and

(b) an amount equal to the Series A Original Issue Price plus all declared but unpaid dividends on such Series A Share through the date of redemption thereof plus such Series A Share’s (treated on an as-if converted basis) ratable portion of the total undistributed profits of the Company, which are legally distributable.

(B) In connection with the redemption of any Series B Share under Article 8.1, the Company shall pay a Series B Redemption Price equal to the greater of:

(a) an amount equal to:

IP x (1.3)n, where:

IP = the Series B Original Issue Price; and

n = a fraction the numerator of which is the number of calendar days from the date on which such Series B Share was issued up to and including the date on which such Series B Share is redeemed and the denominator of which is 365;

plus all declared but unpaid dividends on such Series B Share through the date of redemption thereof; and

(b) for each Series B Share, an amount equal to the Series B Original Issue Price plus all declared but unpaid dividends on such Series B Share through the date of redemption thereof plus such Series B Share’s (treated on an as-if converted basis) ratable portion of the total undistributed profits of the Company, which are legally distributable; and

(c) an amount equal to the fair market value of each Series B Share (exclusive of liquidity event, fire sale or minority ownership discounts) as determined by an independent appraiser mutually agreeable by the Company and SIG for so long as it holds any Series B Shares.

(C) In connection with the redemption of any Series B-1 Share under Article 8.1, the Company shall pay a Series B-1 Redemption Price equal to the greater of:

(a) an amount equal to:

IP x (1.3)n, where:

IP = the Series B-1 Original Issue Price; and

n = a fraction the numerator of which is the number of calendar days from the date on which such Series B-1 Share was issued up to and including the date on which such Series B-1 Share is redeemed and the denominator of which is 365;

plus all declared but unpaid dividends on such Series B-1 Share through the date of redemption thereof; and

(b) for each Series B-1 Share, an amount equal to the Series B-1 Original Issue Price plus all declared but unpaid dividends on such Series B-1 Share through the date of redemption thereof plus such Series B-1 Share’s (treated on an as-if converted basis) ratable portion of the total undistributed profits of the Company, which are legally distributable; and

(c) an amount equal to the fair market value of each Series B-1 Share (exclusive of liquidity event, fire sale or minority ownership discounts) as determined by an independent appraiser mutually agreeable by the Company and the Series B-1 Shareholders.

8.3 Insufficient Assets. If the Company’s assets which are legally available on the date that any redemption payment under this Article 8 is due are insufficient to pay in full all redemption payments to be paid on such date, those assets which are legally available shall be used to first pay all redemption payments in connection with any Series B Preferred Share due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon, and then any remaining assets which are legally available shall be used to pay all redemption payments in connection with any Series A Share due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Preferred Shares which are set forth in the Memorandum and Articles of Association, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

9. Restrictions on Share Transfer by Founders

9.1 Prohibition on Transfer of Shares. Except as otherwise provided in this Annex, the Founders will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (each, a “Transfer”), all or any part of any interest in the Equity Securities now or hereafter owned or held by the Founders. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of the Equity Securities not made in conformance with this Annex shall be null and void, shall not be recorded on the books of the Company, and shall not be recognized by the Company.

9.2 Rights of First Refusal

(A) Transfer Notice. If at any time a Founder (a “Transferor”) proposes to Transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties, then the Transferor shall give the Company and each Preferred Shareholder written notice of the Transferor’s intent to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), including without limitation the number of Equity Securities to be Transferred, (ii) the identity (including name and address) of any prospective transferee, and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from each prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(B) Company’s Option. The Company shall have an option for a period of thirty (30) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as are described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all or a portion of the Offered Shares by notifying the Transferor in writing before expiration of the thirty-day period as to the number of such shares which it wishes to purchase. If the Company gives the Transferor notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased, at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with any prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Article 9.2(E).

(C) Additional Transfer Notice. If the Company has declined to purchase all, or a portion of, the Offered Shares in connection with a proposed Transfer, then the Transferor shall give each Preferred Shareholder a written “Additional Transfer Notice,” which shall include all of the information and certifications required in a Transfer Notice, and shall additionally identify the Offered Shares which the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Preferred Shareholders’ rights of first refusal with respect to the proposed Transfer.

(D) Preferred Shareholders’ Option

(i) Each Preferred Shareholder shall have an option for a period of thirty (30) days from the Preferred Shareholder’s receipt of the Additional Transfer Notice to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice.

(ii) Each Preferred Shareholder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Remaining Shares, by notifying the Transferor and the Company in writing, before expiration of the thirty-day period as to the number of such shares which it wishes to purchase. For purposes of this clause (ii), each Preferred Shareholder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, of which the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) owned by such Preferred Shareholder on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) held by all Preferred Shareholders on the date of the Transfer Notice shall be the denominator.

(iii) If any Preferred Shareholder fails to exercise its option to purchase its pro rata share of the Remaining Shares, the Company shall give written notice (a “Reallotment Notice”) to each Preferred Shareholder who has fully exercised its option to purchase a pro rata portion of the Remaining Shares. The Reallotment Notice shall include all of the information and certifications required in a Transfer Notice and briefly describe the Preferred Shareholders’ rights of reallotment. The Reallotment Notice shall further identify the Remaining Shares in respect of which any Preferred Shareholder has failed to exercise its right of first refusal (or in the case where there has been a prior Reallotment Period, in respect of which any Preferred Shareholder has failed to exercise its right of reallotment) (the “Reallotment Shares”).

(iv) Each Preferred Shareholder entitled to receive a Reallotment Notice (a “Participating Holder”) shall have an option to purchase, at the same price and subject to the same material terms and conditions as described in any Reallotment Notice, all or part of its pro rata share of the Reallotment Shares described in such Reallotment Notice. Such option shall be exercisable by each Participating Holder by notifying the Company and the Transferor in writing, within ten (10) days after delivery to the Participating Holder of the Reallotment Notice (a “Reallotment Period”). For purposes of this clause (iv), each Participating Holder’s pro rata share of the Reallotment Shares shall be a fraction of the Reallotment Shares, of which the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) owned by such Participating Holder on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) held by all Participating Holders on the date of the Transfer Notice shall be the denominator.

(v) On expiration of any Reallotment Period, the Company shall issue a new Reallotment Notice to each of the Preferred Shareholders that have exercised their right of reallotment in such period, and such Preferred Shareholders shall be given an additional right of reallotment under clause (iv) above, unless either (x) the Preferred Shareholders have exercised any rights of first refusal and rights of reallotment with respect to all the Remaining Shares or (y) no Preferred Shareholder shall have exercised its right of reallotment during such Reallotment Period.

(vi) Each Preferred Shareholder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates, provided that such Preferred Shareholder notifies the Transferor of such allocation.

(vii) If any Preferred Shareholder exercises its option under this paragraph (D) to purchase any Remaining Shares, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after the expiration of any period for exercise by such Preferred Shareholders of their right of first refusal with respect to the Remaining Shares and all periods for exercise by the Preferred Shareholders of any right of reallotment, unless the Additional Transfer Notice contemplated a later closing with any prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Article 9.2(E).

(E) Valuation of Property

(i) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Preferred Shareholders) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.

(ii) If the Transferor and the Company (or, failing exercise by the Company of its option under Article 9.2(B), the Preferred Shareholders) cannot agree on such cash value within ten (10) days after the Company’s receipt of the Transfer Notice (or the Preferred Shareholders’ receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized international reputation and standing selected by the Transferor and the Company (or the Preferred Shareholders) or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the Transfer Notice (or the Preferred Shareholders’ receipt of the Additional Transfer Notice), each shall select an appraiser of recognized international reputation and standing and the two appraisers shall designate a third appraiser of recognized international reputation and standing, whose appraisal shall be determinative of such value.

(iii) The cost of such appraisal shall be equally borne by the Transferor and the Company, or the Preferred Shareholders as the case may be.

(iv) If the time for the closing of the Company’s purchase (or the Preferred Shareholders’ purchase) has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this Article 9.2(E).

9.3 Right of Co-Sale

(A) To the extent the Company and the Preferred Shareholders do not exercise their respective rights of first refusal (and any right of reallotment) as to all of the Offered Shares within the time period stipulated in Article 9.2, then subject to this Article 9.3, the Transferor may sell the Offered Shares as to which the Company and the Preferred Shareholders did not exercise their rights of first refusal (the “Co-Sale Shares”).

(B) Within fifteen (15) days after expiration of the time for exercise by the Company and the Preferred Shareholders of any rights of first refusal hereunder (and any right of reallotment) in respect of the Offered Shares, the Transferor shall give written notice to each Preferred Shareholder which has not exercised a right of first refusal in respect of the Offered Shares, which notice shall indicate the number of Co-Sale Shares and advise such Preferred Shareholder of its co-sale rights with respect to such Co-Sale Shares. Each such Preferred Shareholder (a “Selling Holder”) that notifies the Transferor in writing within fifteen (15) days after receipt of the co-sale notice shall have a right to participate in any sale by the Transferor of the Co-Sale Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

(C) To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

(D) Each Selling Holder may elect to sell up to such number of Equity Securities equal to (assuming the exercise, conversion and exchange of any Common Share Equivalents) the product of (i) the number of the Co-Sale Shares, multiplied by (ii) a fraction, the numerator of which is the number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice, and the denominator of which is the total number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by the Transferor and all of the Selling Holders on the date of the Transfer Notice.

(E) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Common Shares, such Selling Holder shall convert such Equity Securities into Common Shares and deliver certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(F) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Article 9.3(E) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

(G) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

9.4 Non-Exercise of Rights

(A) To the extent that the Company and the Preferred Shareholders have not exercised their rights to purchase the Offered Shares within the time periods specified in Article 9.2 and the Preferred Shareholders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Article 9.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares to any third-party transferee identified in the Transfer Notice so long as (i) the terms and conditions (including the purchase price) of such sale are no more favorable than those specified in the Transfer Notice and (ii) such third-party transferee shall have executed a binding instrument, in form and substance acceptable to the holders of a majority of Preferred Shares (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents), assuming all the rights and obligations of the Transferor as a Founder under this Annex, including without limitation the obligations under this Article 9 with respect to any transfer of Equity Securities by a Founder. Within fifteen (15) days of entering into any agreement to sell Offered Shares to a third-party transferee under this Article 9.4, the Transferor shall furnish each Preferred Shareholder with a copy of all agreements relating to such sale.

(B) In the event the Transferor does not consummate the sale or disposition of the Offered Shares or the Remaining Shares within sixty (60) days from the expiration of such rights, the Company’s first refusal rights and the Preferred Shareholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Transferor until such rights lapse in accordance with the terms of this Annex.

(C) The exercise or non-exercise of the rights of the Company and the Preferred Shareholders under this Article 9 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferors of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

9.5 Prohibited Transfers.

(A) In the event any Founder should sell any Equity Securities in contravention of the co-sale rights of the Preferred Shareholders under Article 9.3 (a “Prohibited Transfer”), the Preferred Shareholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Founder shall be bound by the applicable provisions of such option.

(B) In the event of a Prohibited Transfer, each Preferred Shareholder shall have the right to sell to such Founder the type and number of Equity Securities equal to the number of Equity Securities such Preferred Shareholder would have been entitled to transfer to the third-party transferee(s) under Article 9.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to such Founder shall be equal to the price per share paid by the third-party transferee(s) to such Founder in the Prohibited Transfer. Such Founder shall also reimburse each Preferred Shareholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Preferred Shareholder’s rights under Article 9.

(ii) Within ninety (90) days after the later of the dates on which the Preferred Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Preferred Shareholder shall, if exercising the option created hereby, deliver to such Founder the certificate or certificates representing shares to be sold under this Article 9.5 by such Preferred Shareholder, each certificate to be properly endorsed for transfer.

(iii) Such Founder shall, upon receipt of the certificate or certificates for the shares to be sold by a Preferred Shareholder, pursuant to this Article 9.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in clause (i), in cash or by other means acceptable to the Preferred Shareholder.

(iv) Notwithstanding the foregoing, any attempt by a Founder to Transfer Equity Securities in violation of this Article 9 shall be void, and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Preferred Shareholders.

9.6 Limitation on Rights of First Refusal and Co-Sale. Notwithstanding the provisions of this Article 9, any Founder may Transfer, with or without consideration, any Equity Securities to any Permitted Transferee, provided that each such transferee or assignee, prior to the closing of the Transfer, shall have executed documents assuming the obligations of such Founder under this Annex with respect to the transferred Equity Securities.

9.7 Application to Employees. If an employee of the Company Group holds more than two percent (2%) of all the Equity Securities of the Company (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) pursuant to the Company’s employee share incentive plan, including without limitation the ESOP (as defined below), all the restrictions and requirements with respect to the Transfer as set forth in this Article 9 shall apply to him or her.

10. Preemptive Right

10.1 General. The Company hereby grants to each Preferred Shareholder a preemptive right to purchase up to a pro rata share of any New Securities which the Company may, from time to time, propose to sell and issue. A Preferred Shareholder’s “pro rata share”, for purposes of this right, shall be determined according to the number of Common Shares owned by such Preferred Shareholder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) in relation to the total number of Common Shares outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents). Each Preferred Shareholder shall have a right of over-allotment such that, if any Preferred Shareholder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Preferred Shareholders may purchase the non-purchasing Preferred Shareholder’s portion on a pro rata basis within ten (10) days from the date such non-purchasing Preferred Shareholder fails to exercise its right hereunder.

10.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Shareholder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Shareholder shall have thirty (30) days after any such notice is mailed or delivered to agree to purchase up to such Preferred Shareholder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

10.3 Sales by Company. Upon the expiration of forty (40) days from the Company’s delivery of the Issuance Notice and for sixty (60) days thereafter, the Company may sell any New Securities with respect to which the Preferred Shareholders’ preemptive right under this Article 10 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such sixty-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Shareholders in the manner provided in Article 10.1 above.

11. Drag-Along Right

11.1 Trade Sale. If at any time after the Closing (as defined in the Series B Share Purchase Agreement) there shall be a bona fide offer from a third party to effect a Trade Sale (as defined below), and if so requested by the written notice from the holders of at least two-thirds of the outstanding Preferred Shares (voting together as a single class on an as converted basis), each of the holders of the Equity Securities and their respective assignees shall consent to, enter into any agreement in connection with, and participate in, and use their best efforts to cause all other holders to consent to, enter into any agreement in connection with, and participate in, such Trade Sale; provided that (i) the Preferred Shareholders sending the written notice have approved the terms and conditions of such Trade Sale and have committed to participate in such Trade Sale, and (ii) the implied valuation of the Company pursuant to such Trade Sale is at least US$220,000,000, which is two and half (2.5) times the pre-money valuation of the Company in connection with the issuance of Series B Shares under the Series B Share Purchase Agreement (subject to adjustment pursuant to Section 2.3 of the Series B Share Purchase Agreement), provided further that the implied valuation requirement set forth above shall not apply after the third anniversary from the date of the Closing (in which case the valuation of the Company for such Trade Sale shall be no less than the Company’s fair market value, which will be equal to the mean between the last reported representative bid and asked prices quoted by the applicable system for such date, and if the foregoing is not applicable, will be as reasonably determined by a majority of the Board, which majority shall include at least one (1) Series A Director and the Series B Director). For purpose of this Article 11, “Trade Sale” means either (i) a merger, consolidation or other business combination of the Company Group with or into any other business entity in which the shareholders of the Company Group immediately before such merger, consolidation or business combination hold Equity Securities representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, or (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company Group.

11.2 Transfer of Preferred Shares. If at any time after the Closing the holders of at least two-thirds of the outstanding Preferred Shares (voting together as a single class on an as converted basis) propose to Transfer all their Preferred Shares to a bona fide third party, upon the written request from such Preferred Shareholders, each of the holders of the Equity Securities and their respective assignees shall consent to, enter into any agreement in connection with, and participate in, and use their best efforts to cause all other shareholders of the Company to consent to, enter into any agreement in connection with, and participate in, the Transfer of all their Equity Securities to such third party on the same terms and conditions as applicable to the Transfer by the Preferred Shareholder proposing such Transfer; provided that the implied valuation of the Company pursuant to such Trade Sale is at least US$220,000,000, which is two and half (2.5) times the pre-money valuation of the Company in connection with the issuance of Series B Shares under the Series B Share Purchase Agreement (subject to adjustment pursuant to Section 2.3 of the Series B Share Purchase Agreement), provided further that the implied valuation requirement set forth above shall not apply after the third anniversary from the date of the Closing (in which case the valuation of the Company for such Trade Sale shall be no less than the Company’s fair market value, which will be equal to the mean between the last reported representative bid and asked prices quoted by the applicable system for such date, and if the foregoing is not applicable, will be as reasonably determined by a majority of the Board, which majority shall include at least one (1) Series A Director and the Series B Director).

11.3 Additional Undertaking. It is agreed that in connection with a transaction contemplated in Article 11.1 or 11.2 above, each of the holders of the Equity Securities will be required to make customary representations and warranties with respect to such transaction, obtain any consents or approvals that can be obtained without significant expenses and pay its pro rata share of expenses incurred in connection with such transaction.

12. Prohibition on Transfer of Shares

12.1 Prohibition on Transfer. Founders may not transfer all or any part of any interest in the Restricted Shares (as defined below) now or hereafter owned or held by such Founders. Shares held by a Founder that are not Restricted Shares (the “Vested Shares”) shall be transferable by such Founder subject to the terms of this Annex. It shall be a condition to any Transfer of Common Shares that the transferee of the Common Shares shall execute such documents as the Company reasonably may require to ensure that the Company’s rights under this Annex adequately are protected with respect to such Common Shares, including without limitation the transferee’s agreement to be bound by all of the terms and conditions of this Annex, as if he, she or it were the original holder of such Common Shares. Any Transfer of Common Shares not made in conformance with this Annex shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

12.2 Escrow. Each Founder shall deposit the certificates representing all Common Shares (together with an Assignment Separate from Certificate executed by the Founder in blank with respect to such certificates) in escrow with the Company to be held and transferred only in accordance with the provisions of this Annex. Such Founder shall immediately deliver to the Company, to be similarly held in escrow, any new, substituted or additional securities or other property described in Article 13.5. All regular cash dividends on Common Shares (or other securities at the time held in escrow) shall be paid directly to Founders and shall not be held in escrow. All Common Shares, together with any other assets or securities held in escrow hereunder, shall be released to Founders when such Common Shares are no longer subject to the Repurchase Option (as defined below), or when such Common Shares are properly transferred in compliance with this Annex, or when otherwise agreed by the holders of two-thirds ( 2/3) of the outstanding Series A Shares and the holders of at least forty-eight (48%) of the outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares) in writing.

13. Repurchase Option

13.1 General. All of the Common Shares held by each Founder or one or more of such Founder’s Permitted Transferees shall be subject to the right of the Company to repurchase (the “Repurchase Option”) in accordance with this Article 13. Subject to Article 13.2, all of the Common Shares held by a Founder on the date of adoption of these Articles shall initially be deemed “Restricted Shares.” In the event that a Founder’s proposed Transfer of the Restricted Shares held by such Founder has been approved by a majority of the Board, which majority shall include at least one (1) Series A Director and the Series B Director (any Transfer approved pursuant to this Article 13.1, an “Approved Transfer”), the Company shall have an irrevocable, exclusive option to repurchase, subject to compliance with the Companies Law of the Cayman Islands, (i) all or any portion of the Restricted Shares at a per share price equal to the greater of (1) US$0.01 and (2) the price paid by such Founder for each share (as adjusted for share splits, share combinations, recapitalizations, reclassifications or similar transactions), and (ii) all or any portion of the Vested Shares held by such Founder at a price equal to the Fair Market Value of such Common Shares.

13.2 Vesting. If a Founder remains holding the Common Shares of the Company, 33.33% of the total Restricted Shares held by such Founder shall become Vested Shares on the one (1) year anniversary of the date of the first sale and issue of the Series A Shares. Thereafter, 33.33% of the total Restricted Shares held by such Founder shall become Vested Shares and shall no longer be deemed Restricted Shares at the end of each subsequent year of continuous shareholding by such Founder, so that at the end of three (3) years of continuous shareholding in the Company, the entirety of the Restricted Shares held by such Founder shall have become Vested Shares and shall no longer be deemed Restricted Shares. Notwithstanding the foregoing, all the Restricted Shares shall be deemed vested upon a Qualified IPO. It is acknowledged that as of the date of adoption of these Articles, 66.66% of the total Restricted Shares held by each Founder has vested and become Vested Shares pursuant to this Article 13.2.

13.3 Mechanism of Repurchase. Within ninety (90) days following the date on which the Board approves an Approved Transfer (the “Repurchase Period”), the Company may exercise the Repurchase Option by written notice delivered or mailed to the relevant Founder. At the Company’s option, the aggregate repurchase price of the Common Shares being repurchased may be paid: (i) by delivery with such notice of a check to such Founder or his executor, or (ii) by way of set off any indebtedness owing by such Founder to the Company, or (iii) by a combination of (i) and (ii) so that the combined payment and set-off of indebtedness equals such repurchase price. Upon delivery of such notice and so long as the Company makes available payment of the repurchase price as provided herein, the repurchase shall be deemed completed upon the register of members being updated accordingly, and the Common Shares being repurchased and all rights and interests therein shall be canceled, and the Founder shall no longer be considered the owner of those Common Shares repurchased for record or any other purposes and will be entitled thereafter only to receipt of the purchase price for the Common Shares repurchased.

13.4 Non-Exercise of Repurchase Option. The Company may, with the consent from the holders of two-thirds ( 2/3) of the outstanding Series A Shares and the holders of at least forty-eight (48%) of the outstanding Series B Preferred Shares (including SIG for so long as it holds any Series B Preferred Shares), designate and assign one or more employees, officers or shareholders of the Company or other persons or organizations to exercise all or a part of the Company’s purchase rights under this Annex and purchase all or a part of such Common Shares to be transferred under an Approved Transfer during the Repurchase Period. If the Company or its assignee has not elected to exercise the purchase rights during the Repurchase Period, then, after the expiration of the Repurchase Period, all Common Shares of such Founder that are not purchased pursuant to this Annex shall no longer be subject to the Repurchase Option.

13.5 Add Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, the Repurchase Option under this Article 13 shall apply mutatis mutandis to any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such transaction are distributed with respect to any Common Shares held by any Founder, to the same extent as such Common Shares. All such additional and substituted securities or other property shall be deposited in escrow pursuant to Article 12.2.

14. Board of Directors and ESOP

14.1 Board Representation of Domestic Entity. The board of directors of each Domestic Entity shall be composed in the same manner as provided in Article 38 of the Articles of Association. The holders of Common Shares and Preferred Shares shall cause their nominees on the board of directors of each Domestic Entity to vote in the manner determined by the Board and shall cause any director who fails to vote in such manner to be removed. The Company shall take all steps as are necessary to cause the provisions with respect to the governance of the Company to apply mutatis mutandis to the governance of each member of the Company Group.

14.2 Committees of Board

(A) The Board shall establish a compensation committee (the “Compensation Committee”) to manage the compensation affairs of the Company Group, including implementing salary and equity guidelines for the Company Group, approving compensation packages, severance agreements and employment agreements for all senior managers (at the level of vice president or above) as well as administering employee equity incentive plans of the Company Group. The Compensation Committee shall consist of three (3) Directors, including one (1) Common Director, one (1) Series A Director and one (1) Series B Director. All acts of the Compensation Committee shall require the unanimous approval of all the members of the Compensation Committee.

(B) The Board shall also establish an audit committee (the “Audit Committee”) to assist the Board in providing an independent review of the financials of the Company Group, effectiveness of the financial reporting process, the internal control system of the Company Group and other auditing functions as the Board thinks fit. The Audit Committee shall consist of three (3) Directors, including one (1) Common Director, one (1) Series A Director and one (1) Series B Director. All acts of the Audit Committee shall require the unanimous approval of all the members of the Audit Committee.

14.3 Employee Incentive Plan. Up to 1,743,072 Common Shares are reserved for issuance pursuant to (i) the employees’ stock option plans of the Company, which have been approved by the Board and are attached to the Series B-1 Share Purchase Agreement, and (ii) any employees’ stock option plan of the Company subsequently to be approved by the Board with the affirmative vote of the Series B Director (the “ESOP”). Options granted under the ESOP shall vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) monthly vesting in thirty-six (36) equal installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities of the Company shall provide for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of termination of employment (whether actual or constructive), except that in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company or any other transaction, as a result of which the then existing shareholders of the Company will cease to own a majority of the voting securities of the Company upon occurrence of such event, should an employee be terminated without cause within one (1) year after such event, the Board (with the consent from the Series B Director) may decide to grant one (1) year acceleration to such terminated employee. The Compensation Committee shall be authorized to administer the ESOP and allocate and grant options under the ESOP. Notwithstanding the foregoing, the outstanding options of the Company on the date of adoption of these Articles as disclosed to the Series B Preferred Shareholders in writing shall vest and be exercised according to the existing terms and conditions of such options.

15. Termination of Preferred Shareholders’ Certain Rights. Preferred Shareholders’ rights of first refusal, co-sale, drag-along and preemptive rights set forth under Articles 9, 10 and 11 shall terminate upon the closing of a Qualified IPO.

Schedule A

Jiang Yikang

Shen Jiankai

Zhao Gang

Shi Wenmei

Jiang Huiying

Jiang Zhenyu

Du Jun

Du Tingting

Yang Xiaohui

Wang Jingbo

CHINA KANGHUI HOLDINGS

(A Cayman Islands Exempted Company)

(the “Company”)

Certified Extract of written resolutions of all the shareholders of the Company passed pursuant to the Amended and Restated Articles of Association of the Company on July 16, 2010

I, a director of the Company DO HEREBY CERTIFY THAT the following is a true extract of the special resolution consented to in writing by all shareholders of the Company on July 16, 2010:-

“RESOLVED as a special resolution that the following amendments of the Articles of Association be and are hereby adopted and approved:

(i) Article 57 of the Articles of Association be deleted in its entirety and replaced with the following new Article 57:

“The quorum necessary for the transaction of business at a meeting of the Board shall be five (5) Directors, which shall include one (1) Series A Director.”

(ii) Annex A to the Articles of Association be amended by replacing all references to “Series B Director” in any provision set out in Annex A with the words “Series B Director (if there is any in office)” in each such relevant provision.”

Dated this 19th day of July, 2010

/s/ Libo Yang
Libo Yang

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